[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered as of September 30, 2013 (the “Effective Date”), by and between loanDepot.com, LLC, a Delaware limited liability company (the “Employer”), and Bryan Sullivan (“Executive”) (together, the “Parties” and each a “Party”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 9.14.

WHEREAS, the Employer desires to employ Executive on the terms and conditions set forth herein, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment and Acceptance. The Employer shall employ Executive, and Executive shall accept employment, subject to the terms of this Agreement, effective as of the Effective Date and ending as provided in Section 2 below.

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, the employment relationship hereunder shall commence on the Effective Date and shall continue for a period of two (2) years (the “Initial Employment Period”) and shall extend for successive one (1) year terms thereafter (each such extension, a “Renewal Term”) on the same terms and conditions set forth herein as modified from time to time by the Parties hereto, unless either Party shall have given at least thirty (30) days’ prior written notice to the other Party prior to the expiration of the Initial Employment Period or then current Renewal Term, as applicable, that it does not wish to extend the Employment Period. As used in this Agreement, the “Employment Period” shall refer to the period beginning on the Effective Date and ending on the earlier of (i) the date that the Initial Employment Period or then current Renewal Term expires in accordance with this Section 2 or (ii) the date that the Executive’s employment is terminated in accordance with Section 5. Subject to the survival of certain provisions as set forth in Section 9.19, this Agreement shall terminate upon the cessation of the Employment Period for any reason. In the event that the Employment Period expires, then, unless notice of termination of employment is also expressly given by the Executive or Employer to the other Party, Executive’s employment with the Employer shall continue on an “at-will” basis, with such employment subject only to those contractual terms which expressly extend beyond the cessation of the Employment Period pursuant to Section 9.19 (with the remainder of the contractual terms of this Agreement ceasing to be of any force or effect) and, unless otherwise determined by the Board of Managers of the Employer (the “Board”) or the Chief Executive Officer of Employer (the “Chief Executive Officer”), the Employer shall continue to provide Executive with the same base salary and employee benefits described in Section 4.4 below as were in effect and provided to Executive hereunder immediately prior to the cessation of the Employment Period. Further, as used in Sections 7, 8 and 9 of this Agreement, the phrases “during the course of Executive’s employment” or “during Executive’s employment” or such similar phrase shall refer to the period beginning on the Effective Date and ending on the date when Executive ceases to be employed by the Employer or any member of the LoanDepot Group. Notwithstanding the foregoing, the Employer and Executive agree that Executive is an “at-will” employee, subject only to the notice and contractual rights upon termination set forth herein.

3. Duties and Title.

3.1 Title. Executive shall serve in the capacity of Executive Vice President and Chief Investment and Strategy Officer and shall report directly to the Chief Executive Officer.

3.2 Duties. Executive shall devote Executive’s reasonable best efforts and, subject to the commitments set forth on Schedule A, full business time and attention to the business and affairs of the Employer and the LoanDepot Group, and shall have all of the duties, responsibilities, functions and authority implied by his position, subject to the power and authority of the Chief Executive Officer and the Board. Executive shall perform such Executive’s duties, responsibilities and functions to the Employer or any other member of the LoanDepot Group hereunder, as applicable, in a diligent and professional manner and shall comply with the lawful policies and procedures of the Employer and the LoanDepot Group in all material respects. In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Chief Executive Officer and/or Board. Executive’s primary duties, responsibilities, functions and authority shall be exploring, structuring, managing and negotiating strategic partnerships, growth and expansion of business units, asset acquisitions, corporate capital markets/financings, mergers and acquisitions for the LoanDepot Group as well as readying the Employer for a potential initial public offering; provided, however, that such duties, responsibilities, functions and authority may be changed and/or supplemented from time to time by the Chief Executive Officer and/or the Board. So long as Executive is employed by the Employer, Executive, except for the commitments set forth on Schedule A, shall not accept other employment, serve as an officer or consultant of any other Person, serve as a director of any other Person or perform other services for compensation without the prior written consent of the Board (which consent may be withheld by the Board in its sole discretion). From time to time and upon the Board’s request, Executive shall attend meetings of the Board.

4. Salary and Benefits by the Employer. As compensation for services rendered pursuant to this Agreement, the Employer shall provide Executive the following during the Employment Period:

4.1 Salary. During the Employment Period, Executive’s base salary shall be Two Hundred Ninety Thousand Dollars ($290,000) per annum (as may be adjusted from time to time pursuant and subject to the terms of this Agreement, the “Base Salary”). Beginning January 1, 2015 (and subject to the Employment Period extending through such date), the Base Salary shall be subject to a five percent (5%) minimum annual increase on a fiscal-year basis or such greater increase as may be approved from time to time by the Board in its sole discretion. Thus, for the fiscal year 2015, the Base Salary shall be at least Three Hundred Four Thousand and Five Hundred Dollars ($304,500), and the Base Salary shall increase by a minimum of 5% for each fiscal year thereafter during the Employment Period. The Base Salary shall be payable by the Employer in regular installments in accordance with the Employer’s general payroll practices (in effect from time to time). Executive’s Base Salary for any partial year (including the year beginning on the Effective Date and ending on December 31, 2013) will be pro-rated based upon the actual number of days elapsed in such year.

4.2 Bonus. Executive shall be paid a cash bonus of Sixty-Five Thousand Dollars ($65,000) or such greater amount as may be approved by the Board for Executive’s work for the LoanDepot Group during the 2013 fiscal year (the “2013 Bonus”). The 2013 Bonus shall be paid on or before December 31, 2013. Beginning with the 2014 fiscal year, Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) for each full fiscal year during the Employment Period for which the Board approves the payment of an Annual Bonus to Executive. For each such fiscal year, if the Board determines that any Annual Bonus will be paid, then the Annual Bonus shall be equal to a minimum of 75% of Executive’s Base Salary for such fiscal year. The Employer shall pay the Annual Bonus, if any is earned, to the Executive on or prior to March 15th of the year immediately following the fiscal year to which such Annual Bonus relates. The Annual Bonus shall be earned at the end of each such fiscal year. If Executive ceases to be employed prior to the end of any fiscal year, then the Executive shall not have earned or be entitled to any Annual Bonus or other bonus for such year except as otherwise expressly provided below. Notwithstanding the foregoing, the Executive shall not have earned or be entitled to an Annual Bonus for any fiscal year in which he receives a bonus pursuant to Section 4.7 below.

4.3 Unit Grants and Purchase.

Pursuant to the Unit Grant Agreement, Employer will grant to Executive certain Class X Common Units, Class Y Common Units and Class W Common Units. All terms of such grant (including but not limited to all terms relating to the holding, vesting, cancellation, transfer or repurchase of such Common Units) shall be governed by the Unit Grant Agreement and the LLC Agreement. In addition, Executive shall be permitted to receive additional unit grants as determined by the Board in its sole discretion. Schedule B sets forth an example waterfall of distributions in respect of the equity granted to Executive and the potential acquisition of units under Section 4.6, based on a pro forma capitalization of Employer as of November 1, 2013 (but including the contemplated issuance of $12,500,000 of Class P Common Units) at a hypothetical exit.

4.4 Participation in Employee Benefit Plans. In addition to (but without duplication of) the Base Salary and any bonuses described above payable to Executive pursuant to this Section 4, during the Employment Period, Executive shall be entitled to accrue paid vacation at the rate of four (4) weeks per year in accordance with the Employer’s then current policies, plans, programs or practices. Subject to eligibility requirements and beginning on the date hereof, (i) the Employer shall provide Executive with a life insurance policy for the benefit of Executive’s heirs and assigns if and only if the Board makes such a policy available to other similarly situated executives of the Employer, on the same terms as other similarly situated executives of the Employer, and (ii) Executive and Executive’s eligible dependents shall be entitled to such health, dental or vision plans of the Employer as approved by the Board, or as may be available to other similarly situated executives of the Employer, pursuant to the terms of such plans and on the same terms as other similarly situated executives of the Employer. If Employer at any time makes a 401(k) plan available to other similarly situated executives of the Employer, Executive shall be entitled to participate in such 401(k) plan, and Employer shall match contributions of Executive under the 401(k) plan consistent with Employer matching of contributions of other similarly situated executives of the Employer.

4.5 Expense Reimbursement. During the Employment Period, the Employer shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Employer’s requirements with respect to reporting and documentation of such expenses. In addition, Employer shall reimburse Executive for any fees and continuing education necessary to maintain his California CPA license actually incurred by Executive during the Employment Period, provided that such reimbursement shall not exceed Two Thousand Dollars ($2,000) in any one-year period.

4.6 Unit Purchase. At Executive’s election Executive shall have the option to purchase up to $250,000 of a new senior priority equity security (to be defined in a separate agreement) being contemplated by the existing Members. This option should only be available should existing Members issue and purchase such new senior equity. The Executive’s option shall expire at the funding of a new senior priority equity security. If Executive elects to purchase Units pursuant to this Section 4.6, then Executive shall execute and deliver to Employer such documents as may be reasonably requested by Employer to consummate the transaction and to become party to the LLC Agreement as a Member, which documents may include without limitation a joinder to the LLC Agreement and a blank unit transfer power executed in blank (in form approved by the Board) for the purpose of authorizing the Employer to assign, transfer and deliver the units purchased pursuant hereto to the appropriate acquiror thereof pursuant to Section 9.2 of the LLC Agreement. In addition, Executive shall make representations and warranties in the Unit Grant Agreement in connection with the purchase of any Units pursuant to this Section 4.6.

4.7 Sale of Company Bonus. Upon the consummation of a Sale of the Company during the Employment Period, the Employer shall (in addition to Executive’s earned Base Salary) pay to Executive in a lump sum payment a bonus equal to fifteen months’ salary, to be calculated based on Executive’s annual Base Salary for the then current fiscal year. It is agreed and understood that Executive shall be entitled to receive the bonus set forth in this Section 4.7 if and only if Executive remains continuously employed with the Employer through the consummation of a Sale of the Company. Any such bonus payment shall be paid to Executive within ten (10) days of the consummation of the Sale of the Company. In the event that, at the time of the consummation of a Sale of the Company, Executive is entitled to receive any amounts pursuant to Sections 5.1(b), 5.2 or 5.5 below, as applicable, Employer’s obligation to pay such amounts shall accelerate and all amounts outstanding with respect to such Section shall be due and payable to Executive within ten (10) days of the consummation of the Sale of the Company; provided, however, that Executive shall be deemed to be entitled to any such amounts for purposes of this Section 4.7 if and only if the Executive has executed and delivered to the Employer a General Release substantially in form and substance as set forth on Exhibit A attached hereto (the “Release”) within the time limitations set forth in Section 6.3, the Release has become effective, the time frame provided in Section 6 for the revocation of the Release has lapsed at least five (5) business days prior to the consummation of the Sale of the Company without revocation by Executive, and Executive has not materially breached the provisions of the Release, or Section 7 or Section 8 of this Agreement prior to payment of such amounts.

5. Termination of Employment.

5.1 Termination By Executive. Executive may terminate his employment and the Employment Period at any time, with or without Good Reason (as defined below), by resigning upon prior written notice delivered to Employer effective as of the date set forth in such notice.

5.1(a) Resignation by Executive Without Good Reason. If Executive terminates employment by resigning without Good Reason (as defined below), Executive shall be entitled to receive the following: (i) Executive’s earned, accrued but unpaid Base Salary as of the date of termination; (ii) benefits pursuant to Section 4.4, if any, in accordance with the terms of the benefit plans in which Executive participates as of the date of termination; (iii) Executive’s accrued but unused and unpaid paid time off (to the extent payable as required by law), if any, as of the date of termination; and (iv) expenses reimbursable under Section 4.5 incurred but not yet reimbursed to Executive as of the date of termination.

5.1(b) Resignation by Executive for “Good Reason”. Resignation by Executive for “Good Reason” shall mean (i) if the Employer, without Executive’s prior written consent thereto, reduces Executive’s Base Salary from the amount then in effect; (ii) relocation of Executive’s primary work place fifteen (15) miles or more from the current location of the Employer’s office without Executive’s written consent; or (iii) material breach of this Agreement by the Employer, with the parties acknowledging and agreeing that a series of breaches may be aggregated to become a material breach; provided that no resignation hereunder shall constitute resignation for Good Reason unless: (I) Executive gives written notice of the event constituting Good Reason to the Board within sixty (60) days of Executive gaining actual knowledge of such event (which, solely with respect to subsection (iii), shall be deemed to be the date of the most recent breach); and (II) the Employer (or its successors or assigns) fails to cure such event, if curable, within thirty (30) days of the receipt of notice of such event from Executive; and (III) Executive delivers written notice of resignation within thirty (30) days of the expiration of the cure period described in clause (II). If Executive’s employment is terminated by Executive for Good Reason, Executive shall be entitled to receive: (a) Executive’s accrued but unused and unpaid paid time off, if any, as of the date of termination; (b) subject to timely (i.e., within the timeframe for election under applicable law) Executive electing COBRA continuation coverage, reimbursement of Executive’s out-of-pocket COBRA premium payments for COBRA continuation coverage under the Employer’s group health plan for Executive and Executive’s eligible dependents (plus a “gross up” amount equal to any income taxes owed by Executive to the extent such COBRA reimbursements are paid on an after-tax basis to comply with applicable tax law), in each case until the earlier of (I) the end of the Severance Period or (II) the date on which Executive first becomes eligible for coverage under the health insurance plan of a new employer; and (c) for a period equal to the Severance Period, beginning on the date of termination of Executive’s employment pursuant to this Section 5.1(b), Executive’s Base Salary as in effect immediately prior to the date of the termination of Executive’s employment, payable in installments in accordance with the customary payroll practices of the Employer in effect on the date of termination. It is agreed and understood that Executive shall be entitled to receive the amounts set forth in clauses (b) and (c) of this Section 5.1(b) if and only if Executive has executed and delivered the Release to the Employer within the time limitations set forth in Section 6.3, the Release has become effective, and so long as Executive has not revoked the Release within the time frame provided in Section 6 or materially breached the provisions of the Release, or Section 7 or Section 8 of this Agreement.

5.2 Involuntary Termination by the Employer Without Cause. The Employment Period and Executive’s employment may be terminated by Employer without Cause at any time upon prior written notice delivered to Executive effective as of the date set forth in such notice . In the event of termination pursuant to this Section 5.2, Executive shall be entitled to receive the same payments and benefits set forth in Section 5.1(b); provided that, Executive shall be entitled to receive the amounts set forth in clauses (b) - (c) of Section 5.1(b) if and only if Executive has executed and delivered the Release to the Employer within the time limitations set forth in Section 6.3, the Release has become effective, and so long as Executive has not revoked the Release and not materially breached the provisions of the Release, or Section 7 or Section 8 of this Agreement.

5.3 Involuntary Termination by the Employer For Cause. The Employment Period and Executive’s employment may be terminated by Employer for Cause at any time upon delivery to Executive of written notice (and effective on the date such notice is received by Executive unless other date is specified in such notice). If Executive’s employment is terminated by the Employer for Cause, Executive shall be entitled to receive the same payments and benefits set forth in Section 5.1(a).

5.4 Termination Due To Death or Disability. The Employment Period and Executive’s employment will terminate automatically upon Executive’s death. The Employment Period and Executive’s employment will also terminate immediately upon a determination as provided below, that Executive has a Disability. As used herein, “Disability” means that Executive is, in the opinion of the Board, unable to perform the essential functions of his position, with or without reasonable accommodation, due to legal, physical or mental incapacity, for a period beyond any protected leave to which Executive is entitled under applicable law or under the Employer’s policies. The Employer will provide all applicable legally-required leaves to Executive, which shall be provided on an unpaid basis unless pay is otherwise required under applicable law. A determination that Executive has a Disability shall not be arbitrary or unreasonable and the Board, in making such determination, shall take into consideration the opinion of Executive’s personal physician, if reasonably available, and any other physician deemed appropriate by the Board, but such determination by the Board shall be final and binding on the Parties. This provision shall be interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers’ compensation, disability, and family and medical leave laws. If Executive’s employment is terminated pursuant to this Section 5.4, Executive or Executive’s heirs shall be entitled to receive the payments and benefits set forth in Section 5.1(a).

5.5 Nonrenewal of Employment Period. The expiration of the Employment Period shall not trigger any rights and shall not be treated as a termination by Employer. In the event of any termination of employment after the expiration of the Employment Period, Executive shall be entitled to the same payments and benefits set forth in Section 5.1(a).

5.6 No Other Benefits. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Employer or any of its Subsidiaries after the date of termination and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date of termination shall cease upon such termination or expiration, other than as expressly required under applicable law.

5.7 Definition of Termination. For purposes of this Agreement, the term “termination” or “termination of employment” shall have the same meaning given in Treasury Regulation § 1.409A-1(h)(1)(ii).

6. Section 409A Compliance.

6.1 Intent. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.

6.2 Specified Employee. Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of his separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (i) the first day of the seventh month following Executive’s separation from service, and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum without interest, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6.3 Severance Payments Conditioned Upon General Release. Executive shall forfeit all rights to severance payments pursuant to this Agreement unless Executive duly executes and delivers the General Release to the Employer (and the General Release is no longer subject to revocation) within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then to the extent any such cash payment to be provided is not “deferred compensation” for purposes of Code Section 409A, such payment shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. To the extent any such payment to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Executive’s termination of employment. The first such payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

6.4 Expense Reimbursement Payments. All expenses or other reimbursements under this Agreement shall be made within a reasonable period of time following the satisfaction of the Employer’s requirements with respect to reporting and documentation of such expenses, but in no event later than on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the fiscal year following the fiscal year in which the expenses to be reimbursed were incurred), any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

6.5 Installment Payments. For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

6.6 Timing of Payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

7. Proprietary Information.

7.1 Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of the Employer and its Subsidiaries (collectively, the “LoanDepot Group”) depends upon the use and protection of Proprietary Information. Executive further acknowledges that the Proprietary Information obtained by Executive during the course of Executive’s employment with the Employer or any of its Subsidiaries or Affiliates concerning the Business and the business and affairs of the Employer or any member of the LoanDepot Group is the property of Employer or such member of the LoanDepot Group, including information concerning acquisition opportunities in, or reasonably related to, the Employer’s business or industry. Executive agrees to hold in strict confidence and in trust for the sole benefit of the Employer all Trade Secrets and Proprietary Information to which he may have or has had access during the course of Executive’s employment with Employer and will not disclose any Proprietary Information, directly or indirectly, to anyone outside the LoanDepot Group, nor use, copy, publish, summarize, or remove from the Employer’s premises such Proprietary Information (or remove from Employer premises any other property of Employer) except: (i) during Executive’s employment to the extent necessary to carry out his responsibilities as an employee of Employer; (ii) after termination of his employment, as specifically authorized by the Board; or (iii) as required by law, provided that (unless he is prohibited by law from doing so) he first gives Employer an opportunity to challenge such requirement before a court. Executive shall take reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to Employer upon the termination of his employment all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Proprietary Information, Work Product (as defined below) or the business or affairs of the Employer or any member of the LoanDepot Group (including, without limitation, all acquisition prospects, lists and contact information) which Executive may then possess or have under his control. Notwithstanding anything to the contrary contained herein, the Employer acknowledges and agrees that Executive’s relationships, general knowledge, skills and expertise that existed or were developed by Executive prior to and/or during Executive’s employment shall not constitute Proprietary Information, Trade Secrets, or Work Product, and the Employer agrees that Executive may use such relationships, general knowledge, skills and expertise after the his employment; provided that, Proprietary Information, Trade Secrets, or Work Product shall continue to be protected as provided herein to the extent that the foregoing are not Executive’s relationships, general knowledge, skills and expertise that existed prior to and/or during Executive’s employment. For purposes of illustration, if, during Executive’s employment, Executive creates software using his skills, general knowledge and expertise that existed prior to and/or during Executive’s employment, then such software would be Work Product but the general knowledge, skills and expertise that were used in creating the software would not be Work Product, Proprietary Information or Trade Secrets.

7.2 Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Business and Employer’s or any member of the LoanDepot Group’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Employer or any member of the LoanDepot Group, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to the Employer or such member of the LoanDepot Group, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Employer or to such member of the LoanDepot Group. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws (including the United States Copyright Act (17 U.S.C., Section 101)), and the Employer or such member of the LoanDepot Group shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Employer or such member of the LoanDepot Group all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product to the Employer and perform all actions reasonably requested by the Board (whether during or after Executive’s employment), to establish and confirm the Employer’s or such member of the LoanDepot Group’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments) in Work Product and copyrightable work identified by the Board. In accordance with the Labor Code of the State of California, Executive is hereby advised that this Section 7.2 regarding the LoanDepot Group’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the LoanDepot Group was used and which was developed entirely on Executive’s own time, unless (a) at the time of conception or reduction to practice of the invention, the invention relates to the business of the LoanDepot Group or to the LoanDepot Group’s actual or demonstrably anticipated research or development or (b) the invention results from any work performed by Executive for the LoanDepot Group. Notwithstanding the foregoing, Executive understands that nothing in this agreement is intended to expand the scope of protection provided to him by Sections 2870 through 2872 of the Labor Code of the State of California.

7.3 Third Party Information. Executive understands that the Employer and each member of the LoanDepot Group will receive from third parties confidential or Proprietary Information (“Third Party Information”) that is subject to a duty on the Employer’s and each member of the LoanDepot Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment and thereafter, and without in any way limiting the provisions of Section 7.1 above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Employer or each member of the LoanDepot Group who need to know such information in connection with their work for the Employer or such member of the LoanDepot Group) or use, except in connection with Executive’s work for the Employer or any member of the LoanDepot Group, Third Party Information unless expressly authorized by the Board in writing.

7.4 Use of Information. During Executive’s employment, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Employer or any member of the LoanDepot Group any confidential information or trade secrets of any Person to whom Executive has an obligation of confidentiality unless consented to in writing by the Person.

7.5 Definition of Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” shall mean all confidential, nonpublic, and proprietary information (whether or not specifically labeled or identified as “confidential” or “proprietary,” but which is treated as confidential in practice), in any form or medium, of the Employer or any member of the LoanDepot Group or their respective suppliers, distributors, customers, potential customers, independent contractors or other business relations. Proprietary Information shall include, but is not limited to, the following: (a) internal business information (including historical and projected financial information and, budgets and information relating to, strategic and staffing plans and practices, training, promotional and sales plans, underwriting policies and systems, cost, rate and pricing structures, risk management practices, and negotiation strategies and practices); (b) individual requirements of, specific contractual arrangements with, and information about, employees (including personnel files) of the Employer’s or any member of the LoanDepot Group’s employees (including personnel files and other information), suppliers, distributors, customers, potential customers, independent contractors or other business relations and their confidential information; (c) Trade Secrets; (d) computer software, including operating systems, applications and program listings, and systems and processes relating to lead and loan management;

(e) inventions, innovations, improvements, developments, methods, processes, designs, analyses, and reports and all similar or related information (whether or not patentable and whether or not reduced to practice); and (f) all similar and related information in whatever form. For the avoidance of doubt, “Proprietary Information” shall not include Executive’s relationships, general knowledge, skills, and expertise that existed or were developed by Executive prior to and/or during Executive’s employment or any information which (w) is already in the public domain or becomes available to the public through no breach of this Agreement by Executive, (x) is lawfully obtainable or available from sources other than the Employer, its Subsidiaries, their Affiliates or their respective personnel or independent contractors, or (y) is developed by Executive entirely on his own time without using the Employer’s, its Subsidiaries’ or their Affiliates’ equipment, supplies, facilities, or trade secret information and does not relate at the time of conception to the Employer’s or its Subsidiaries’ business, or actual or demonstrably anticipated research or development of the Employer or its Subsidiaries, or result from any work performed by Executive for the Employer, its Subsidiaries or their Affiliates.

8. Protection of Trade Secrets and Nonsolicitation. Executive acknowledges that (a) Executive has become familiar with and (b) in the course of Executive’s employment with the Employer and its Subsidiaries, Executive will become familiar with the Trade Secrets of the Business and the LoanDepot Group and that Executive’s services will be of special, unique and extraordinary value to the Employer and that the Employer would be irreparably damaged if he were to breach his obligations under Section 7.1. Therefore, both Parties agree that, without limiting any other obligation pursuant to this Agreement:

8.1 Nonsolicitation. During Executive’s employment and for a period of one year thereafter, Executive shall not directly or indirectly through another Person (other than on behalf of the Employer or any member of the LoanDepot Group) solicit any employee, officer, broker of the LoanDepot Group who was among the top twenty brokers for the LoanDepot Group for the twelve months prior to the date of determination (based upon funded loan volume), material consultant or material independent contractor (other than consultants or independent contractors serving as brokers, which will be subject to the immediately preceding limitation on broker solicitation) of the Employer or any member of the LoanDepot Group, or, to leave the employ of, or terminate its affiliation with, the Employer or any member of the LoanDepot Group; provided that Executive may place or may cause to be placed any general advertisements seeking job applicants which are not specifically directed at the employees of the Employer or any member of the LoanDepot Group and may receive and consider any application from any employee, officer, broker or independent contractor of Employer or any member of the LoanDepot Group that is not solicited by, or on behalf of, Executive.

8.2 Definition of Trade Secrets. For purposes of this Agreement, the term “Trade Secrets” means any and all information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. By way of illustration but not limitations, “Trade Secrets” include any confidential information regarding plans for research, development, current and new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, production, carriers and customers and potential customers. For the avoidance of doubt, “Trade Secrets” do not include: (x) any information which is already in the public domain or becomes available to the public through no breach of this Agreement by Executive, (y) any information which is lawfully obtainable from a source other than from the Employer, its Subsidiaries, their Affiliates or their respective personnel or independent contractors or (z) any information which is developed by Executive entirely on his own time without using the Employer’s, its Subsidiaries’ or their Affiliates’ equipment, supplies, facilities, or trade secret or confidential information and does not relate at the time of conception to the Employer’s or its Subsidiaries’ business, or actual or demonstrably anticipated research or development of the Employer or its Subsidiaries, or result from any work performed by Executive for the Employer, its Subsidiaries or their Affiliates.

8.3 Non-Disparagement by Executive. Executive agrees that Executive shall not disparage or encourage others to disparage the Employer or any member of the LoanDepot Group or any of their respective past and present employees, directors, members, officers, managers, equityholders, products or services. For purposes of this Section 8.3, the term “disparage” includes, without limitation, comments or statements to the press, to the Employer’s employees or to any Person with whom the Employer has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Employer) that are made with gross negligence or the intent to cause harm and that would adversely affect in any manner: (a) the conduct of any business of the Employer or any member of the LoanDepot Group (including, without limitation, any business plans or prospects) or (b) the business reputation of the Employer or any member of the LoanDepot Group.

8.4 Non-Disparagement by the Employer. The Employer agrees that it shall direct its officers and directors not to disparage or encourage others to disparage Executive. For purposes of this Section 8.4, the term “disparage” includes, without limitation, comments or statements to the press, or to any Person with whom Executive has a business or personal relationship (including, without limitation, any vendor, supplier, customer or distributor of the Employer) that are made with gross negligence or the intent to cause harm and would adversely affect the business reputation of Executive.

8.5 Cooperation. Upon the receipt of reasonable notice from the Employer (including notice on behalf of the Employer by its outside counsel), Executive agrees that while employed by the Employer and, subject to Executive’s other business commitments, thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Employer and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of Executive’s employment with the Employer. Executive agrees to promptly inform the Employer if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Employer. Executive also agrees to promptly inform the Employer (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Employer (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and shall not do so unless legally required. If Executive is required to provide any services pursuant to this Section 8.5 following Executive’s employment, upon presentation of appropriate documentation, the Employer shall reimburse Executive for pre-approved, reasonable, documented out-of-pocket expenses incurred in connection with the performance of such services.

8.6 Enforcement. If, at the time of enforcement of Section 7 or this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court may revise such restrictions to cover the maximum duration or scope permitted by law and reasonable under such circumstances. Because Executive’s services are unique and because Executive has access to Trade Secrets and Proprietary Information, the parties hereto agree that the Employer and each member of the LoanDepot Group would be irreparably harmed by, and money damages would be an inadequate remedy for, any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Employer, any member of the LoanDepot Group and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, obtain specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and without having to prove that there is not an inadequate remedy at law). Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it for breach or threatened breach, including recovery of damages.

8.7 Additional Acknowledgments Executive acknowledges that the provisions of Section 7 and this Section 8 are in consideration of employment with the Employer and additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 7 and this Section 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (a) that the business of the Employer will be conducted throughout the United States and its territories; (b) notwithstanding the state of organization or principal office of the Employer, or any of its executives or employees (including the Executive), it is expected that the Employer will have business activities and have valuable business relationships within its industry throughout the United States and its territories; and (c) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where the Employer conducts business during Executive’s employment in furtherance of the Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Employer of non-enforcement of any provision of Section 7 or this Section 8 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and consulted with legal counsel of his choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Employer to which Executive gains access or otherwise becomes aware, whether now existing or developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.

9. Other Provisions.

9.1 Corporate Opportunity During Executive’s employment, Executive shall bring all investment or business opportunities to the Employer that are presented to Executive and which (a) are within the Business or any other active line of business of LoanDepot Group and (b) the LoanDepot Group would reasonably be expected to have an interest or expectancy in (i.e., the opportunity would further an established business policy or goal of the LoanDepot Group) (such opportunities, “Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

If to the Employer, to:

loanDepot.com, LLC 26642 Towne Centre Drive Foothill Ranch, CA 92610 Attention: Peter Macdonald, General Counsel

With copy to:

Sheppard, Mullin, Richter & Hampton LLP 333 South Hope Street, 48th Floor Los Angeles, CA 90071 Attention: David Sands

If to Executive, to Executive’s home address reflected in the Employer’s records.

9.3 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including but not limited to, any term sheets, offer letters or similar documents contemplating the execution of an employment agreement setting forth the terms and conditions of Executive’s future employment with the Employer.

9.4 Representations and Warranties by Executive. Executive represents and warrants that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound (including any non-competition, solicitation or similar covenants or agreements); (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person other than as set forth on Exhibit B; and (iii) upon the execution and delivery of this Agreement by the Employer, this Agreement shall be a valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.5 Compliance with Restrictive Covenants. During Executive’s employment, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of any member of the LoanDepot Group any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive further covenants to comply with any non-competition, non-solicitation, no-hire or similar covenants which Executive may have entered into with any former employers or any other Person. Executive represents and warrants to the Employer that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer.

9.6 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.7 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

9.8 Governing Law; Jurisdiction.

9.8(a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and/or to be performed entirely within that State, without regard to conflicts of laws principles.

9.8(b) Jurisdiction. The parties agree that any action or proceeding to enforce this Agreement shall be commenced in the state or federal courts located in the State of California. The parties agree that venue will be proper in such courts and waive any objections based upon forum non conveniens. The choice of forum in this Section 9.8(b) shall not be deemed to preclude the enforcement of any judgment obtained in such forum.

9.9 Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. The Employer may assign this Agreement to a Person which is a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such successor Person, and such successor shall agree to be bound by the terms hereunder.

9.10 Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.12 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.13 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. Further, in lieu of such invalid, void, unenforceable or against public policy provision, there will be automatically included, as part of this Agreement and to the extent allowed by controlling law, a provision as similar in terms to such invalid, void, unenforceable or against public policy provision as may be possible and legal, valid and enforceable. In the event any controlling law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid a valid provision, such provision shall be considered to be valid from the date provided in such interpretation or amendment or, in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment. Executive acknowledges that the restrictive covenants contained in Sections 7 and Section 8 or elsewhere are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.14 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, any other Person controlling, controlled by or under common control with the Employer or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

“Business” means the business of marketing, processing and originating retail residential (one to four family) or wholesale mortgage loans (including through key third parties that are permitted to selectively leverage the Company’s technology, tools and platform in order to operate as “in house” mortgage brokers or as an outsourced sales force) or, to the extent approved by the Board, any other business of the Employer and its Subsidiaries in effect at any given time of determination.

“Cause” means (i) the conviction of, or a plea of nolo contendere by, Executive to a felony or the commission of a crime involving moral turpitude; (ii) the commission of any other act or omission involving dishonesty or fraud with respect to the Employer or any member of the LoanDepot Group or their respective Affiliates or any of their respective customers or suppliers, in each case, causing material economic harm or material harm to the reputation of any member of the LoanDepot Group or any of their respective Affiliates; (iii) gross negligence causing material harm to the Employer or any member of the LoanDepot Group or their respective Affiliates or willful misconduct with respect to the Employer or any member of the LoanDepot Group or their respective Affiliates; (iv) willful failures to perform the lawful duties reasonably assigned to Executive by the Board (and which are consistent with Executive’s title, duty and authority); (v) a material violation of fiduciary duties or of any material, written legal Employer policy applicable to Executive; (vi) any act or omission undertaken with the intent to aid or abet a competitor, supplier or customer of the Employer or a member of the LoanDepot Group to the material disadvantage or detriment of the Employer or the member of the LoanDepot Group; or (vii) any material breach of this Agreement that is not otherwise covered by clauses (i) through (vi); provided, that Cause shall not exist (and Executive may not be terminated for Cause) under clauses (iv) through (vii) unless (A) the Board has given written notice to Executive of such events (and, if applicable and known, steps needed to cure such events) within sixty (60) days of the Board gaining actual knowledge of such failures, and (B) Executive has not cured such events within thirty (30) days of the receipt of such written notice from the Board.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“LD Common Units” has the meaning set forth in the LLC Agreement.

“LLC Agreement” means the Limited Liability Company Agreement of the Employer, as the same may be amended or modified from time to time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Sale of the Company” has the meaning set forth in the LLC Agreement.

“Severance Period” means fifteen (15) months.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency)

to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Employer or one or more of its Subsidiaries or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Employer or one or more of its Subsidiaries or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses, shall be or control any managing director or general partner of such business entity (other than a corporation), or shall be able to appoint a majority of the members of the board of managers of such entity. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Unit Grant Agreement” means that certain Unit Grant Agreement to be entered into between Executive and the Employer.

9.15 Insurance. The Employer, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

9.16 Tax Withholding. The members of the LoanDepot Group shall be entitled to deduct or withhold from any amounts owing from the LoanDepot Group to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from a member of the LoanDepot Group. In the event a member of the LoanDepot Group does not make such deductions or withholdings, Executive shall indemnify the LoanDepot Group for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto.

9.17 Remedies. Each of the Parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover actual damages and reasonable costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion obtain (without posting any bond or deposit and without proof of monetary damages or an inadequate remedy at law) specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

9.18 Agreements Unchanged. Nothing expressly set forth in this Agreement shall amend, modify, alter or change any of the Parties rights or obligations under the Unit Grant Agreement or the LLC Agreement.

9.19 Termination. Rights and duties under Sections 4.7, 5, 6, 7, 8 and 9 shall survive, in accordance with the terms thereof, a termination of the Employment Period and termination of Executive’s employment with the Employer and any member of the LoanDepot Group.

[Remainder of this page intentionally left blank; Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the above written date.

LOANDEPOT.COM, LLC

By:	/s/ Anthony Hsieh
Name:	Anthony Hsieh
Title:	Chief Executive Officer

EXECUTIVE

/s/ Bryan Sullivan
Bryan Sullivan

Signature Page to Sullivan Employment Agreement

Schedule A

Subject to Sections 7, 8 and 9.1 of the Agreement, Executive shall be permitted to (i) serve on the boards of other entities (including private, public and charitable companies or organizations) so long as (I) such entities are not actually or prospectively engaged in the Business or any line of business of the LoanDepot Group and (II) such board service is approved by the Chief Executive Officer, (ii) collect certain payment amounts that may accrue pursuant to a pre-existing Finder’s Agreement, provided that (I) the Executive does no work with regards to the Finder’s Agreement during the Employment Period, and (II) collection of such payment amounts does not entail directing or communicating (directly or through others) with any Person that is actually or prospectively engaged in the Business or any line of business of the LoanDepot Group or that is a Person with which the LoanDepot Group actively or prospectively transacts business, and (iii) serve as fund advisor for Envisage Equity, LLC, a private equity fund based in Newport Beach, California, provided that (I) Executive’s work as fund advisor should not be in excess of ten hours per week, (II) Executive’s work as fund advisor does not interfere or distract from Executive’s diligent and professional performance of all duties, responsibilities and functions under this Agreement, and (III) Executive’s work as fund advisor does not entail advising, directing or in any way participating in any investment in, or operations of, any Person that is actually or prospectively engaged in the Business or any line of business of the LoanDepot Group. Notwithstanding the foregoing, nothing in this Schedule A shall be construed to imply waiver by the Employer or the LoanDepot Group of any of Executive’s fiduciary duties as an officer of Employer under California or Delaware law.

Schedule A-1-

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Schedule B

[***]

Schedule B-1-

Exhibit A

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Release”) is made as of                     , by and between Bryan Sullivan, an individual (“Executive”), and loanDepot.com, LLC, a Delaware limited liability company (the “Company” and together with Executive, the “Parties” and each a “Party”). In consideration of the mutual covenants and agreements of the parties set forth in the Employment Agreement, dated as of November     , 2013 (the “Agreement;” terms used herein but not otherwise defined shall have the meanings given to them in the Agreement), Executive and the Company, intending to be legally bound, do hereby agree to the following:

1.	Full General Release by Executive. Subject to paragraph 2 below, in consideration of the benefits provided to the Executive in the Agreement in connection with the execution and delivery of this Release by the Executive and in consideration of, and subject to, its acceptance by the Company, Executive hereby agrees to waive, release, and forever discharge, for himself and for his heirs, executors, administrators, successors and assigns (collectively, the “Executive Releasing Parties”), the Company and its Affiliates and Subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and its Affiliates and Subsidiaries and direct or indirect owners (collectively, the “Company Released Parties”), from any and all claims, suits, controversies, actions, demands, debts, damages, causes of action, or liabilities whatsoever between the Parties arising as of the date hereof, including but not limited to those arising directly or indirectly out of Executive’s employment relationship with or separation/resignation from the Company (the “Released Claims”). The Released Claims include but are not limited to: (i) any contract, agreements, or promises Executive may have with the Company that are executed on or before the date hereof, including but not limited to his Agreement, or any claims under the Company’s policies, procedures or practices, (ii) any claims in law or equity for wrongful discharge, retaliation, misrepresentation, defamation, intentional or negligent interference with contract, intentional or negligent misrepresentation, fraud, conversion, assault or battery, negligent or intentional infliction of emotional distress, breach of the implied covenant of good faith or fair dealing, any other personal injury, defamation, mental anguish, injury to health and/or personal reputation, costs, expenses, wages, fees, bonuses, commissions, or waiting time penalties, (iii) any claims for alleged violation of any local, state or federal law, regulation or order (including without limitation the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1992, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Family Medical Leave Act, the Worker’s Adjustment and Retraining Act, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the California Fair Employment and Housing Act, the California Family Rights Act, any California IWC Orders, and any claims under the California Labor Code, California Business & Professions Code, or California Government Code, including without limitation any amendments to these or other laws) or (iv) any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters. The Released Claims under this paragraph 1 shall extend to claims of any nature whatsoever, including claims that are known or unknown, suspected or unsuspected.

2.	Exception to Executive’s Release. The Executive’s release shall not include:

(a) any obligations of the Company under any “Equity Agreements” (as defined in the LLC Agreement) to which the Executive is a party (other than the Agreement);

(b) Executive’s rights and remedies (including, without limitation, the right to indemnity) under any Equity Agreements to which Executive is a party (other than the Agreement) or under applicable law, including but not limited to Labor Code section 2802;

Exhibit A-1-

€ Executive’s rights to coverage under any applicable insurance policy;

(d) Executive’s rights, if applicable, under Sections 4.5, 4.7, 5.1(b), 5.2 and 5.5 of the Agreement; and

€ any claims Executive may have against the Company that as a matter of law cannot be released.

In addition, no provision of this General Release shall be binding and enforceable against the Executive unless the Company accepts this General Release by executing and delivering a counter-signed copy to the Executive.

3.	The Executive represents that he has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by the Released Claims.

4.	Executive agrees that this General Release does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date on which he executes this General Release. Executive acknowledges and agrees that his separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	The Executive for himself and for the Executive Releasing Parties hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Released Parties of any kind whatsoever with respect to the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, the Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding with respect to the Released Claims.

6.	The Parties agree that neither this General Release, nor the furnishing of the consideration (subject to the acceptance by the Company) for this General Release, shall be deemed or construed at any time to be an admission by the Company Released Parties or the Executive Releasing Parties, as applicable, of any improper or unlawful conduct.

7.	The Executive agrees that Executive will forfeit the amounts payable by the Company pursuant to the Agreement, and the release given by the Company Released Parties hereunder, if the Executive challenges the validity of this General Release. Executive also agrees that if any of the Executive Releasing Parties violates this General Release by suing any of the Company Released Parties in contravention of the release by the Executive Releasing Parties set forth herein, then Executive will pay the cost and expenses of defending against the suit incurred by any Company Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive pursuant to the Agreement on or after the termination of Executive’s employment.

8.	The Parties agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to Executive’s immediate family and any tax, legal or other counsel that the Company or Executive may have consulted regarding the meaning or effect hereof or as required by law, and the Parties will instruct each of the foregoing not to disclose the same to anyone.

Exhibit A-2-

9.	Any non-disclosure provision in this General Release does not prohibit or restrict Executive or the Company (or attorneys for either of the foregoing) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	Executive hereby acknowledges that Sections 7 and 8 of the Agreement shall survive his execution of this General Release.

11.	The Parties acknowledge that the Executive Releasing Parties may hereafter discover claims or facts in addition to or different than those which such Executive Releasing Parties now know or believe to exist with respect to the subject matter of the Released Claims set forth in paragraph 1 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and the Executive’s decision to enter into it. Nevertheless, the Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts, and the Executive hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO THE CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR.”

Being aware of such provisions of law, the Executive agrees to expressly waive any rights the Executive Releasing Parties may have thereunder, as well as under any other statute or common law principles of similar effect.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company Released Parties after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, THE EXECUTIVE REPRESENTS AND AGREES THAT:

1.	HE HAS READ THIS GENERAL RELEASE CAREFULLY;

2.	HE VOLUNTARILY CONSENTS TO EVERYTHING IN THIS GENERAL RELEASE;

3.	HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS GENERAL RELEASE AND HE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, HAS CHOSEN NOT TO DO SO OF HIS OWN VOLITION;

4.

HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS (OR, IF APPLICABLE, AT LEAST FORTY-FIVE (45) DAYS IN A GROUP TERMINATION) FROM THE DATE OF HIS RECEIPT OF THIS GENERAL RELEASE ON                  ,          TO CONSIDER IT AND THE CHANGES MADE SINCE                  ,          ARE NOT MATERIAL

Exhibit A-3-

OR WERE MADE AT THE COMPANY’S OR EXECUTIVE’S REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY-ONE (21)-DAY (OR, IF APPLICABLE, FORTY-FIVE (45)-DAY) PERIOD; AND

5.	EXECUTIVE UNDERSTANDS THAT HE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

FURTHER, EACH PARTY AGREES THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EXECUTIVE.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the above written date.

EXECUTIVE

Bryan Sullivan

COMPANY

loanDepot.com, LLC

By:
Name:
Title:

Exhibit A-4-

Exhibit B

OTHER EMPLOYMENT AGREEMENTS, NON-COMPETE AGREEMENTS AND

CONFIDENTIALITY AGREEMENTS

Executive is party to that certain Employee Agreement Regarding Confidential Information, Invention Assignment and Non-Solicitation between Allianz Global Investors, L.P. and Bryan Sullivan, dated April 21, 2011, subject to Termination Certification dated June 13, 2013.

Exhibit B-1-